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                                                                    Exhibit 99.1


                                                              [IBIS LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE

   IBIS TECHNOLOGY RECEIVES ORDERS VALUED AT APPROXIMATELY TWO MILLION DOLLARS
                     FOR 300-MILLIMETER ADVANTOX MLD WAFERS

DANVERS, Mass., Mar. 20, 2002--Ibis Technology Corporation (Nasdaq: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced that it has booked orders valued at approximately two million dollars for 300-millimeter Advantox(R)MLD wafers. The orders are from multiple large manufacturers of semiconductor devices.

Martin J. Reid, president and chief executive officer of Ibis Technology, said, "These orders are evidence of the capability of the i2000 implanter and its ability to produce quality 300-millimeter wafers. It was only on January third that we announced that we had achieved the first implanted wafers using our new i2000 oxygen ion implanter, and we're already booking significant orders from multiple customers. Clearly, the initial sampling of our 300-millimeter wafers by our customers was successful, and we expect orders for Advantox MLD wafers to continue to ramp up over the next several quarters."

Reid added that most of the 300-millimeter wafers ordered will be shipped "during the second and third quarters of this year."

These orders for 300-millimeter wafers follow closely on the heels of the first production orders for 200-millimeter Advantox MLD wafers, announced by the company on March twelfth. Those wafers are expected to ship "in the first half of 2002," according to the company.

ABOUT SIMOX-SOI

Silicon-on-Insulator (SOI) is a manufacturing technology where an insulating layer is created in a silicon wafer, isolating the top layer of silicon where the active transistors will be manufactured from the rest of the bulk silicon wafer. The buried oxide layer acts as a barrier that reduces electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance applications such as servers and workstations, portable and desktop computers, wireless communication devices, integrated optical components and automotive electronics.

Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used by Ibis for manufacturing SOI wafers where an oxygen implanter creates a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.


                                     -more-

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IBIS RECEIVES ORDERS FOR 300MM MLD WAFERS............................Page 2 of 2


ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading provider of SIMOX-SOI
(Separation-by-IMplantation-of-OXygen Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements with regard to Ibis Technology that are subject to certain risks and uncertainties including statements regarding the anticipated increase in production orders for Advantox MLD wafers. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of March 20, 2002, and Ibis undertakes no duty to update this information unless required by law.

IBIS COMPANY CONTACTS:                                           AGENCY CONTACT:

Debra L. Nelson                  Al Alioto                       Bill Monigle
Chief Financial Officer          V.P. Sales & Marketing          IR/PR Counsel
Ibis Technology Corporation      Ibis Technology Corporation     For Ibis Technology
Phone: (978) 777-4247            Phone: (978) 777-4247 or        Phone: (603) 424-1184
                                        (831) 662 9100

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Note: Ibis is a trademark and Advantox is a registered trademark of Ibis
Technology Corporation. All other trademarks are the property of their respective owners.